Exhibit (h)(8)

COMPLETION FUND EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of May 9, 2022, by and between ABRDN INC. (the “Investment Adviser”) and ABRDN FUNDS (the “Trust”) a Delaware statutory trust, on behalf of the funds listed on Exhibit A, each of which operates as a completion portfolio for separately managed accounts (each, a “Completion Fund” or “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management investment company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Investment Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund or class of a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage fees, short sale dividend expenses, Acquired Fund Fees and Expenses and extraordinary expenses for a Fund) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be borne by or reimbursed by the Investment Adviser. The Investment Adviser shall pay Excess Amounts due to a Fund on a monthly basis.

1.2. Operating Expense Limit. The Operating Expense Limit in any year shall be an amount that is a percentage of the fiscal year to date average daily net assets of each class of the Fund at an annual rate as described in Exhibit A, or such other annual rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

2.            Term and Termination of Agreement.

This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). In order to terminate the Agreement, the terminating party must give at least 30 days’ prior written notice to the Trust prior to the end of the period listed on Exhibit A or the end of the annual renewal.

3.            Miscellaneous.

3.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ABRDN FUNDS

By: /s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABRDN INC.

By: /s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

EXHIBIT A*

to the Completion Fund Expense Limitation Agreement

Name of Fund/Class	Expense Limitation	Expiration Date
abrdn EM SMA Completion Fund	0.00%	February 29, 2024

* This contract may not be terminated before February 2, 2024 without the approval of the Independent Trustees.